Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

between

LICENSEE

and

PRINCETON UNIVERSITY

Concerning Princeton Case Nos.

Primary Inventor: George McLendon, Ph.D.

AMENDED AND RESTATED

LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is made and is effective as of the 6th day of October, 2006, by and between Princeton University, having its Office of Technology Licensing at 4 New South Building, Princeton, NJ 08544, (hereinafter referred to as “Princeton”), and TetraLogic Pharmaceuticals Corporation, a Delaware corporation having an address of 365 Phoenixville Pike, Malvern, Pennsylvania 19355 (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, certain inventions listed in Appendix A (attached hereto and hereinafter collectively referred to as the “Inventions”) were made in the course of research at Princeton by Dr. George McLendon, Dr. Yigong Shi and others employed by Princeton University (hereinafter, “Inventors”); and

WHEREAS, the development of certain of the Inventions was sponsored in part by the NIH, this license agreement may therefore be subject to overriding obligations to the federal government as set forth in 35 U.S.C. Sections 202-212 and applicable governmental implementing regulations. Pursuant to 35 U.S.C. Sections 200-212, Princeton has elected to retain title to the Invention(s), subject to certain rights to the U.S. Government; and

WHEREAS, Licensee is a “small business firm” as defined in 15 U.S.C. Section 632, but its sublicensee, Amgen, is a “large business firm;” and

WHEREAS, Licensee wishes to exclusively license rights in the patents claiming the Inventions (the “Princeton Patent Rights” as defined below) for the commercial exploitation, manufacture, marketing, use, or sale of products related to the Inventions; and

WHEREAS, Princeton and Licensee previously entered into a License Agreement dated November 1, 2003 regarding exclusively licensing the Princeton Patent Rights, as amended by the First Amendment to License Agreement dated June 7, 2004 and the Second Amendment to License Agreement executed August 31, 2006 (collectively, the “Prior Agreement”) and would like to amend and restate the Prior Agreement; and

WHEREAS, Princeton desires to have the Princeton Patent Rights developed and commercialized to benefit the public and is willing to grant such rights on the terms and conditions set forth in this Agreement;

WHEREAS, Princeton and Licensee now seek to amend and restate the Prior Agreement as set forth herein; and

NOW THEREFORE, the parties agree as follows:

1. DEFINITIONS

1.1.                            “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control of a Party. For the purposes of this definition, “control” shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

1.2.                            “Licensed Method” means any process, method, or use that is covered by Princeton Patent Rights or whose use or practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within Princeton Patent Rights.

1.3.                            “Direct Licensed Product” means any material or product or kit, or any service, process, or procedure that is covered by the Princeton Patent Rights, i.e., whose manufacture, import, use, sale or offer for sale by unauthorized parties would constitute an infringement of any issued claim.

1.4.                            “Derived Licensed Product” means, for each Invention, any pharmaceutical, clinical, therapeutic, or diagnostic product or service that would not infringe any issued claim within the Princeton Patent Rights and is within the metes and bounds of any pending claim or is adequately described in a pending patent application within the Princeton Patent Rights, that required as an essential element in its development or requires as an essential element of its manufacture a Direct Licensed Product. In no event shall Derived Licensed Products apply to any pharmaceutical, clinical, therapeutic, or diagnostic product or service commercialized after the later of: i) the last to expire of the valid and enforceable issued claims of the Princeton Patent Rights; or ii) 10 years from the date of the first sale of a Licensed Product.

1.5.                            “Licensed Products” shall mean collectively the Direct Licensed Products and Derived Licensed Products.

1.6.                            “Net Sales” means the total of the gross consideration received for Licensed Products and Licensed Methods made, used, leased, transferred, sold or otherwise disposed of by Licensee, its Affiliates, and its sublicensees, at arms-length prices, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received) included on the invoice and actually paid: cash, trade~~,~~ or quantity discounts; sales or use taxes imposed upon particular sales; import/export duties; billing errors; the rejection or return of goods; and transportation charges. A Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time the Licensee, its Affiliates, or sublicensees bills, invoices, ships, or receives payment for such Licensed Product, whichever occurs first.

1.7.                            “Princeton Patent Rights” means all rights and interest in, stemming from, or conferred by the patents and patent applications identified in Appendix A owned by Princeton, including any reissue, extension, substitution, addition, continuation, including claims in continuations-in-part, to the extent such claims in a continuation-in-part are entitled to priority of a patent application listed in Appendix A, division, foreign equivalents or counterparts thereof, and any patent or patent application existing now or in the future which claims and is entitled to priority to any of the foregoing.

2. GRANT

2.1.                            Subject to the limitations set forth in this Agreement, Princeton hereby grants to Licensee an exclusive worldwide license under Princeton Patent Rights and a non-exclusive license under know-how and technology previously provided to Licensee to make, have made, use, and sell Licensed Products and to practice Licensed Methods during the term of the Prior Agreement and this Agreement (the “License”).

2.2.                            If the Invention was funded by the U.S. Government, the License granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. Sections 200-212 and applicable governmental implementing regulations and to the licenses granted to the U.S. Government that are referred to in the Recitals.

2.3.                            Princeton expressly reserves the right to use the Inventions, Princeton Patent Rights, know how, and associated information and technology solely for educational, non-commercial research and other non-business purposes and to publish the results thereof.

3. SUBLICENSES

3.1.                            Princeton grants to Licensee the right to grant sublicenses to third parties including manufacturers under the License, provided Licensee has current exclusive rights in the Princeton Patent Rights under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to Princeton (and, if applicable, to the United States Government) that are contained in this Agreement.

3.2.                            Within thirty (30) days after execution thereof, Licensee shall provide Princeton with a copy of each sublicense issued hereunder, and shall thereafter collect and guarantee payment of all royalties due Princeton from sublicensees and summarize and deliver all reports due Princeton from sublicensees.

3.3.                            Subject to and consistent with Section 10.1 of this Agreement, upon termination of this Agreement for any reason, Princeton, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to Princeton.

3.4.                            No sublicense shall be granted on anything other than arms-length terms for reasonable consideration. The sublicense shall be deemed to be on an arms-length basis unless Princeton notifies Licensee in writing within thirty (30) days after the receipt of the copy of the sublicense as provided in section 3.2; provided, however, that, in the form in which it was executed, the Collaboration and License Agreement effective as of [September 29, 2006] by and between Amgen Inc. (“Amgen”) and Licensee (the “Amgen Collaboration Agreement”) is hereby deemed to be on an arms-length basis.

4. NON-ROYALTY, SUBLICENSING, CONSIDERATION

4.1.                            In partial consideration of the License granted by Princeton to Licensee hereunder, and as provided in the Prior Agreement, Licensee has issued to Princeton and/or its designees shares of Common Stock. Licensee represents and warrants that the total number of shares transferred to Princeton was at that time equal to eight percent (8%) of the total number of issued and outstanding shares of Licensee’s stock together with options either issued or allotted for future issuance to employees, board members, and consultants as of the date hereof. Such stock shall be treated the same as other founders shares.

4.2.                            Licensee shall pay to Princeton a percentage according to the following schedule in Section 4.3 of all Non-Royalty Sublicensing Receipts. Non-Royalty Sublicensing Receipts shall mean all considerations, whether monetary or otherwise, received by Licensee for or from or in connection with the grant of sublicenses except for amounts received by Licensee which constitute (i) royalties based on sales of Licensed Products by sublicensees for which Princeton shall receive an amount equal to the percent of Net Sales of such sublicensee as described in Section 5.1 below, (ii) payments made, at fair market value in arms-length transactions, for the performance of research in connection with the Licensed Products to the extent that such payments are specifically allocated to develop Licensed Products as evidenced by a detailed budget and research and development plan and at overhead rates standard and customary in the industry, and (iii) payment solely for manufacturing the Licensed Products or solely for the performance by Licensee of preclinical and clinical trials in respect of the Licensed Products to be manufactured and/or marketed and/or sold by such sublicensee under said sublicense. For the avoidance of doubt, Non-Royalty Sublicensing Receipts shall be deemed to include that amount paid by sublicensees in connection with a sublicense for the purchase of Licensee’s shares that is in excess of the fair market value of such shares; provided, however, that Non-Royalty Sublicensing Receipts shall not be deemed to include such amount in the event that licensee demonstrates that such amount does not constitute Non-Royalty Sublicensing.

4.3.                            Non-Royalty Percentage Schedule. Licensee shall pay to a percentage of Non-Royalty Sublicensing Receipts for the time period specified below.

Percentage	Time Period

10%	0-3 years from Effective Date

7.5%	4-6 years from Effective Date

5.0%	7-8 years from Effective Date

2.5%	9 years and thereafter from Effective Date

However, notwithstanding the schedule above in this Article 4.3, and only with respect to the Amgen Tetralogic Collaboration Agreement, Licensee shall pay the following percentages to Princeton:

1% of all amounts received under Article 9.1, 9.2, 9.3, and 9.6 thereunder except for the payments specified for NDA approvals in which case Princeton shall receive 10%. For the purposes of clarity, Princeton’s agreement to receive these lower percentages is contingent upon receipt of evidence that at least ninety (90%) percent of those payments (other than the NDA payments) are for the performance of research in connection with the Licensed Products to the extent that such payments are specifically allocated to develop Licensed Products as evidenced by a detailed budget and research and development plan and at overhead rates standard and customary in the industry.

5. ROYALTIES

5.1.                            Licensee shall pay to Princeton during the term of this Agreement a royalty on annual Net Sales according to the following table:

Type of Sale	Royalty

Direct Licensed Product	2% (Two Percent)

Derived Licensed Product	0.5% (One-Half Percent)

Sales among Licensee, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Sales shall be based on arms-length consideration.

5.2.                            Royalties payable to Princeton shall be paid to Princeton on a calendar quarterly basis. Within sixty (60) days after the end of any calendar quarter for which a royalty payment is due hereunder, Licensee shall render a written report to Princeton setting forth for the calendar quarter just ended the Net Sales and contemporaneously remitting such payment of Net Sales to Princeton.

5.3.                            All amounts due Princeton shall be payable in United States Dollars in Princeton, New Jersey. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be a rate of exchange which corresponds to the rate used by Licensee (or its Affiliates or sublicensees), for the respective reporting period, related to recording such Net Sales or expenses in its books and records that are maintained in accordance with GAAP.

5.4.                            Licensee shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. Licensee shall also be responsible for all bank transfer charges.

5.5.                            If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties due to Princeton from Licensee’s other sources of United States Dollars.

5.6.                            In the event that any patent or any claim thereof included within the Princeton Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision with respect to such country. Additionally, no royalty shall be due on a Derived Licensed Product if no issued claim of the Princeton Patent Rights is in force. Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

5.7.                            Notwithstanding anything else in this Agreement, Licensee shall be obligated to pay royalties to Princeton, at the royalty rate specified hereunder for Direct Licensed Products, on the manufacture, use, or sale outside the United States of any and all products that, if made, used, or sold in the United States would be Licensed Products or would have at one time been Licensed Products.

Notwithstanding Section 5.6 or anything else to the contrary herein, Licensee’s obligation to pay royalties for the manufacture, use, or sale of products outside the U.S. shall terminate on a country-by-country basis upon latest of (i) expiration, lapse, or abandonment of the last remaining Princeton Patent Right that covers the making, having made, using, or selling of Licensed Products or the practice of the Licensed Methods, if applicable, (ii) termination of such obligation under Section 5.6, if applicable, and (iii) ten years from first commercial sale of a Licensed Product in each given country. Such payment shall be for consideration provided to Licensee in amending this Agreement and for know-how previously provided to Licensee.

5.8.                            Princeton retains the right to utilize Princeton Patent Rights for non-commercial, research purposes only, and the right to provide, upon request, materials for research to other academic institutions for non-commercial research purposes and to publish the results thereof.

5.9.                            If a license to the Inventions has been granted to the United States Government, no royalties shall be payable hereunder on Licensed Products or Licensed

Methods sold to the U.S. Government. Licensee and its sublicensees shall reduce the amount charged for Licensed Products sold to the United States Government by an amount equal to the royalty for such Licensed Products otherwise due Princeton as provided herein.

5.10.                     Royalty Stacking. In the event that Licensee or a sublicensee must pay royalties to a third party (other than royalties to Princeton under this Agreement) to obtain a patent or another intellectual property right from such third party that is required to make, use, sell, or import a given Licensed Product and/or practice a Licensed Method, the royalty rate for such Licensed Product or Licensed Method shall be reduced by the amount of royalty due to the third party, in a pro rata manner, provided however that in no event shall the royalty rate due to Princeton under Section 5.1 for Direct License Product be lower than one percent (1%) of Net Sales or one-quarter of one-percent (.25%) of Net Sales of a Derived Licensed Product.

5.11.                     Except for the manufacture, use, or sale of products outside the U.S., in the event Princeton’s exclusive ownership of the Inventions is modified by operation of law, the royalty rate due to Princeton under Section 5.1 for Direct Licensed Product shall be no less than one percent (1%) of Net Sales or one-quarter of one-percent (.25%) of Net Sales of a Derived Licensed Product.

6. DILIGENCE

6.1. Licensee, upon execution of this Agreement, shall use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell Licensed Products in all countries of the Territory and shall reasonably endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefore.

6.2. Licensee shall be entitled to exercise reasonable business judgment in meeting its diligence obligations hereunder.

6.3. Licensee shall use all reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

6.4                               If Licensee fails to proceed with development of Licensed Products substantially in accordance with the business plan set forth in Appendix B (the “Plan”) and attached hereto, then Princeton shall have the right and option upon sixty (60) days’ written notice, either to terminate this Agreement with respect to countries where Licensee has failed to perform or to reduce Licensee’s exclusive license to a nonexclusive license in such countries. Should the Licensee fail to fulfill the diligence requirements within said sixty (60) day period, the notice shall be effective at the end of said period. This right, if exercised by Princeton, supersedes the rights granted in Article 2 (GRANT).

6.5                               In the event Princeton’s exclusive ownership of the Inventions is modified by operation of law, Princeton shall use reasonable efforts to assist Licensee in maintaining exclusive rights in the Inventions.

6.6                               Notwithstanding anything to the contrary contained in this Article 6 or that certain letter agreement dated as of May 25, 2006 by and between Princeton and the Licensee, during such time as the Amgen Collaboration Agreement remains in effect, Princeton agrees that Licensee shall be deemed to be in compliance with its obligations under this Article 6 so long as it satisfies its diligence obligations under the Amgen Collaboration Agreement. Licensee shall use reasonable efforts to ensure that Amgen complies with its obligations under the Amgen Collaboration Agreement.

7. PROGRESS AND ROYALTY REPORTS

7.1.                            Beginning February 28, 2005, and annually thereafter, Licensee shall submit to Princeton a progress report covering Licensee’s activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each country of the Territory.

7.2.                            The progress reports submitted under section 7.1 shall include sufficient information to enable Princeton to determine Licensee’s progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:

(a)                   summary of work completed;

(b)                   key scientific discoveries;

(c)                    summary of work in progress, including product development and testing and progress in obtaining government approvals;

(d)                   projection of anticipated milestones;

(e)                    overview of market plans for introduction of Licensed Products;

(f)                     summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products;

(g)                    activities in obtaining sublicensees and activities of sublicensees; and

(h)                   certified financial statements as of the end of the previous calendar quarter.

7.3.                            Licensee shall have a continuing responsibility to keep Princeton informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

7.4.                            Licensee shall report to Princeton in its immediately subsequent royalty report the date of first commercial sale of each Licensed Product in each country.

7.5.                            After the first commercial sale of a Licensed Product anywhere in the world, Licensee will make quarterly royalty reports to Princeton on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover Licensee’s most recently completed calendar quarter and will show (a) the units and gross sales and Net Sales of each type of Licensed Product sold by Licensee on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales; (c) the method used to calculate the royalty; and (d) the exchange rates used, if any.

7.6.                            If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.

7.7                               Notwithstanding anything contained in this Article 7 to the contrary, during such time as the Amgen Collaboration Agreement remains in effect, Licensee shall be deemed to be in compliance with its obligations under Sections 7.1, 7.2 and 7.3, provided that Licensee shall beginning February 28, 2007, and annually thereafter, provide Princeton with a progress report summarizing its development and commercialization activities (and shall use reasonable efforts to include in such reports the items set forth in clauses (a) through (e) of Section 7.2, with respect to its activities and those of Amgen) relating to Licensed Products.

8. BOOKS AND RECORDS

8.1.                            Licensee shall keep and cause its sublicensees to keep books and records in accordance with general acceptable accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least three (3) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Princeton at reasonable times upon reasonable notice. Notwithstanding anything contained in this Agreement to the contrary, Princeton shall not have the right to inspect the books and records of Amgen, its Affiliates and sublicensees (as defined in the Amgen Collaboration Agreement), provided, that Princeton shall be entitled to require Licensee at Licensee’s sole expense to utilize an independent auditor mutually acceptable to Princeton and Licensee to conduct an audit of such books and records to the extent Licensee is permitted to do so under the Amgen Collaboration Agreement, such audit to be conducted for and on behalf of both Princeton and Licensee.

8.2.                            The fees and expenses of Princeton representatives performing such an examination of Licensee’s books and records (but not the books and records of Amgen, its Affiliates or sublicensees) shall be borne by Princeton. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, or if as a result of the examination it is determined that Licensee is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by Licensee.

9. TERM OF THE AGREEMENT

9.1.                            Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the effective date of the Prior Agreement and, except as provided in Section 5.7, shall remain in effect on a country-by-country basis until the expiration of the last-to-expire patent licensed under this Agreement. For the avoidance of doubt, unless terminated earlier pursuant to Section 5.6, Licensee’s obligation to pay royalties on Net Sales in the United States shall terminate upon expiration, lapse or abandonment of the last remaining Princeton Patent Right that covers the making, having made, using, or selling Licensed Products or the practice of the Licensed Methods in the United States.

9.2.                            Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Section 8	Books and Records

Section 11	Use of Names, Trademarks and Confidential Data

Section 17	Indemnification

Section 21	Failure to Perform

Section 26	Confidentiality

Section 5.7	Royalty Obligations

10. TERMINATION

10.1.                     If Licensee should materially breach or fail to perform any provision of this Agreement, then Princeton may give written notice of such default (Notice of Default) to Licensee. If Licensee should fail to cure such default within forty-five (45) days of the effective date of such notice, Princeton shall have the right to terminate the rights of Licensee under this Agreement by a second written notice (Notice of Termination) to Licensee. It shall be Licensee’s sole responsibility to send a copy of the Notice of Termination to all existing sublicensees. This Agreement shall automatically terminate on the effective date set forth in the Notice of Termination. Termination shall not relieve Licensee of its obligation to pay all amounts due to Princeton as of the effective date of termination and shall not impair any accrued right of Princeton. Notwithstanding anything contained in the foregoing to the contrary, during such time as the Amgen Collaboration Agreement remains in effect, if Licensee should fail to cure a default within forty-five (45) days of the effective date of notice from Princeton, Princeton shall give written notice of such default to Amgen instead of exercising its right to terminate the rights of Licensee under this Agreement, and Amgen shall have the right to cure such default within forty-five (45) days of the effective date of such notice. If Amgen should fail to cure such default within forty-five (45) days of the effective date of such notice to Amgen, Princeton shall have the right to terminate the rights of Licensee under this Agreement by a written notice to Licensee and Amgen.

(a) Upon termination of this Agreement, Princeton shall immediately offer to all existing sublicensees to enter into an agreement consistent with, to the extent applicable, the terms of their respective sublicense and the terms of this Agreement. In no event shall Princeton assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such agreement extending beyond Princeton’s obligations and liabilities under this Agreement. Any such agreement shall call for all sublicensees to share all patent prosecution costs on a pro rata basis. Upon reasonable request, Princeton agrees to meet and confer in good faith with sublicensee(s) to discuss mutually acceptable arrangements regarding the possibility of an extension of such sublicensee’s rights beyond these contemplated by this Agreement.- Notwithstanding anything contained in this Agreement to the contrary, during such time as the Amgen Collaboration Agreement remains in effect, upon termination of this Agreement for any reason, Princeton will automatically allow Amgen to assume all rights and obligations of Licensee under all terms and conditions of this Agreement and Princeton shall have no other obligation (other than under this Agreement) towards Amgen.

10.2.                     Licensee shall have the right at any time to terminate this Agreement by giving ninety (90) days notice thereof in writing to Princeton.

10.3.                     Any termination pursuant to Section 10.2 shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination including the obligation to pay royalties on Derived Licensed Products or rescind anything done by Licensee or any payments made to Princeton hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Princeton arising under this Agreement prior to such termination.

10.4.                     Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Licensee shall promptly return to Princeton all other property belonging to Princeton, if any, that has been provided to Licensee or its Affiliates hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others); and (iii) Licensee shall provide Princeton with copies of all information relating to Licensed Product or Licensed Method developed or acquired by Licensee or its Affiliates; and Princeton shall have the nonexclusive, worldwide right to use such information in connection with its research and in connection with the relicensing of Princeton Patent Rights.

10.5.                     Bankruptcy. If (1) either Party makes any general assignment for the benefit of its creditors; (2) a petition is filed by or against either Party, or any proceeding is initiated against either Party as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of either Party’s assets or property, then the other Party may, at its option, send a written notice that it intends to terminate the License.

10.6.                     If the Party does not negate the assignment, obtain a dismissal of the proceeding, or have the appointment vacated and regaining its assets within ninety (90) days from the notice date, then the other Party shall have the right to terminate the License immediately upon the breaching party’s receipt of a written notice of termination to the Party in breach.

10.7.                     Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination. Licensee may, after the date of such termination, sell all Licensed Products that it may have on hand at the date of termination, provided that it pays the earned royalty thereon as provided in this Agreement.

11. USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION

11.1.                     Nothing contained in this Agreement shall be construed as granting any right to Licensee, Affiliates, or its sublicensees to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Princeton or any of its units (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name “Princeton University” or any campus or unit of Princeton is expressly prohibited, and Licensee shall not use such names in any manner without Princeton prior written consent.

12. LIMITED WARRANTY

12.1.                     Princeton warrants to Licensee that it has the lawful right to grant this License.

12.2.                     This License and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. PRINCETON MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

12.3.                     IN NO EVENT WILL PRINCETON BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS.

12.4.                     Nothing in this Agreement shall be construed as:

(a) a warranty or representation by Princeton as to the validity, exclusive ownership or scope of any Princeton Patent Rights; or

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents or other intellectual property or biological materials of third parties; or

(c) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 17; or

(d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Princeton other than Princeton Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Princeton Patent Rights; or

(e) an obligation to furnish any know-how not provided in Princeton Patent Rights.

13. PATENT PROSECUTION AND MAINTENANCE

13.1.                     Licensee shall have responsibility and control over the filing, prosecution, defense and maintenance of Princeton Patent Rights before patent authorities in all jurisdictions, using outside counsel acceptable to Princeton, and said outside counsel having both Licensee and Princeton as its clients, notwithstanding that Licensee has final decision-making responsibility subject to Princeton’s rights provided hereinbelow. Princeton shall have the right to review and comment on such filing, prosecution, defense and maintenance by Licensee of the Princeton Patent Rights. To that end, Licensee shall instruct such outside counsel to furnish Princeton with a reasonably complete draft of each submission to a patent authority regarding the Princeton Patent Rights no later than twenty (20) days prior to the date such submission is proposed to be made, or if given less than twenty (20) days to respond by the applicable patent authority, law or regulation as soon as practicable, and Licensee will reasonably consider in good faith Princeton’s comments thereon. Additionally, Licensee shall instruct such outside counsel to provide Princeton with a copy of each submission made to and document received from a patent authority regarding any Princeton Patent Rights reasonably promptly after making such filing or receiving such document. Princeton hereby agrees that Licensee’s responsibility and control over the filing, prosecution, defense and maintenance of Princeton Patent Rights under this Article 13 includes the right to assign or delegate any part of or all of such responsibility and control to Amgen. In the event Licensee delegates such responsibility and control to Amgen, Amgen will select mutually acceptable outside counsel, and said outside counsel shall represent the interest of both Princeton and Amgen in the filing, prosecution, defense and maintenance of Princeton Patent Rights before patent authorities in all jurisdictions, notwithstanding that in such case Amgen would have final decision-making responsibility subject to Princeton’s rights provided herein and hereinbelow.

13.2                        Princeton shall cooperate with Licensee in applying for an extension of the term of any patent included within Princeton Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. Licensee shall prepare all such documents, and Princeton agrees to execute such documents and to take such additional action as Licensee may reasonably request in connection therewith.

13.3                        Except as otherwise set forth in Section 13.4, all past, present, and future costs of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Princeton Patent Rights shall be borne by Licensee.

13.4                        If Licensee determines in its sole discretion to not prosecute, defend or maintain any patent application or patent within the Princeton Patent Rights in any country, or otherwise determines in its sole discretion not to pursue claims directed to particular subject matter relating thereto, then Licensee shall provide Princeton with written notice of such determination at least thirty (30) days prior to the due date of any required submission or payment, as applicable, to the patent authority of such country, and shall provide Princeton with the right and opportunity to assume responsibility and control (through mutually acceptable outside counsel) over the prosecution, defense and maintenance of such patent application or patent, or a patent application claiming such particular subject matter, for the benefit of the parties, but only with respect to those specific claims within such patent application or patent that are not directed to substantially the same subject matter of any claim being prosecuted or maintained by Licensee in such country. By way of example only, a claim directed to a composition of matter is not directed to substantially the same subject matter as a claim directed to a method of making or using such composition of matter and so if an application contains claims directed to compositions of matter and a method of making such compositions, and Licensee determines not to pursue claims directed to the method of making such compositions, Licensee would notify Princeton and Princeton would have the right to take over prosecution of an application containing only the claims directed to a method of making the composition of matter. Notwithstanding anything else herein, Princeton shall have the right to assume responsibility and control over any patent application or patent that Licensee intends to abandon or let lapse in any country provided Princeton does not pursue claims to subject matter that is substantially the same as subject matter covered by claims being pursued by Licensee in such country. If Princeton assumes responsibility and control over the prosecution, defense and maintenance of a patent application or patent under this Section 13.4, Licensee shall thereafter be solely responsible for all costs and expenses related thereto and reasonably incurred. Licensee shall have the right to review and comment on such filing, prosecution, defense and maintenance by Princeton of the Princeton Patent Rights. To that end, Princeton shall instruct such outside counsel to furnish Licensee with a reasonably complete draft of each submission to a patent authority regarding any Princeton Patent Rights for which Princeton has assumed responsibility no later than twenty (20) days prior to the date such submission is proposed to be made, or if given less than twenty (20) days to respond by the applicable patent authority, law or regulation as soon as practicable, and Princeton will reasonably consider in good faith Licensee’s comments thereon. Additionally, Princeton shall instruct such outside counsel to provide Licensee with a copy of each submission made to and document received from a patent authority regarding any Princeton Patent Rights for which Princeton has assumed responsibility reasonably promptly after making such filing or receiving such document.

14. PATENT MARKING

14.1.                     Licensee shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

15. PATENT INFRINGEMENT

15.1                        Each party shall promptly notify the other party upon becoming aware of any third party infringement of the Princeton Patent Rights. Licensee shall have the sole and exclusive right to enforce (or defend a declaratory judgment action against) the Princeton Patent Rights against third parties, provided, that no settlement may be entered into without the prior written consent of Princeton, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that such consent shall not be required so long as: (i) the terms of such settlement do not create obligations or liabilities of Princeton and (ii) such settlement would not have a material adverse impact on royalties paid to Princeton under this Agreement. Licensee shall consult with Princeton to develop a strategy regarding any such legal action and keep Princeton reasonably informed as to the progress thereof. Princeton shall have the right to review and comment on all material documents filed in the legal action to enforce or defend the Princeton Patent Rights. To that end, Licensee shall instruct such outside counsel to furnish Princeton with a reasonably complete draft of each such submission in any such legal action no later than ten (10) days prior to the date such submission is proposed to be made, or if given less than ten (10) days to submit as soon as practicable, and Licensee will reasonably consider in good faith Princeton’s comments thereon. Additionally, Licensee shall instruct such outside counsel to provide Princeton with a copy of each such submission made to and material document received in such legal action regarding Princeton Patent Rights reasonably promptly after making such filing or receiving such document. Princeton hereby agrees that Licensee’s right to enforce (or defend) the Princeton Patent Rights against third parties under this Article 15 includes the right to assign or delegate any part of or all of such right to Amgen.

15.2                        For any action to terminate any third party infringement of the Princeton Patent Rights, in the event that Licensee is unable to initiate or prosecute any action solely in its own name or if it is otherwise advisable to join Princeton as a party to such action to obtain an effective remedy, then Licensee may ask Princeton to join such action voluntarily (at Licensee’s expense). Unless it is determined that Princeton is an indispensable party to such action, Princeton can refuse its consent to be joined but such consent shall not be unreasonably withheld, conditioned or delayed. Princeton will execute all documents necessary for Licensee to initiate, prosecute and/or maintain such action. Princeton shall reasonably cooperate with Licensee with respect to the investigation and prosecution of such third party infringement by Licensee. Recoveries in any actions under this Article 15 shall be used first to reimburse the Parties’ reasonable costs and expenses (including attorneys’ fees) for such action and the greater of i) 2% of the remainder or ii) royalties due to Princeton under this Agreement to the extent that any recoveries paid to Licensee are attributable to lost Net Sales of a Licensed Product, shall be distributed to Princeton.

15.3                        Each party shall promptly notify the other party in writing of any claim of, or action for, a third party’s challenge of Princeton’s exclusive right, title or interest in the Inventions. Licensee shall, at its own expense, have the sole and exclusive right to defend all such third party claims provided, that no settlement may be entered into without the prior written consent of Princeton, such consent not to be unreasonably withheld, conditioned or delayed, if such settlement would have a material adverse impact on royalties paid to Princeton under Section 5.1 of this Agreement. In any suit, action or proceeding referred to in this Section 15.3, Princeton shall reasonably cooperate with Licensee and provide such assistance and information as reasonably requested in connection with such matter. In the event that Princeton acquires or establishes any right, title or interest in patent rights of Dr. Xiaodong Wang, of The University of Texas Southwestern relating to the Inventions, such rights shall be deemed Princeton Patent Rights for purposes of this Agreement and Princeton shall grant exclusivity to all of its rights therein to Licensee.

15.4                        Notwithstanding anything else in this Agreement, Licensee shall not make a claim including by lawsuit, counterclaim or otherwise for patent infringement against any academic institution or non-profit research institution under the Princeton Patent Rights without Princeton’s prior written Consent.

16. INDEMNIFICATION AND INSURANCE

16.1.                     Licensee shall, and shall cause its sublicensees to, indemnify, hold harmless and defend Princeton, its trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) resulting from or arising out of the exercise of this License or any sublicense, including those alleging products liability. This indemnification shall include, but is not limited to, any and all claims or suits for which either party is alleged or found to have been wholly or partially negligent.

16.2.                     Licensee shall, prior to the first commercial sale of a Licensed Product or Licensed Method, and at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force, with insurers licensed in New Jersey and rated at least A in Best’s Key Rating Guide, or an equivalent program of self insurance acceptable to Princeton the following types of insurance:

(a) Comprehensive or Commercial General Liability which shall include, but not be limited to, broad form contractual liability and products/completed operations liability with minimum limits as follows:

(i)                                               $2,000,000 combined single limit as respects premises, operations and contractual liability;

(ii)                                            $5,000,000 combined single limit as respects liability arising out of Products and/or Completed Operations: This coverage may be maintained on either an occurrence or claims made form. If Products/Completed Operations coverage is on a claims made form, Licensee must maintain such coverage for six years after termination or expiration of this License.

(iii)                                         $5,000,000 General Aggregate.

(b) Workers’ Compensation and Employers Liability insurance, covering each employee of the Licensee engaged in the performance of the action required under the contract, with a limit of liability in accordance with applicable law, in the case of workers’ compensation insurance, and with the following limits of liability in the case of employers’ liability:

Bodily injury by accident - $100,000 each accident;

Bodily injury by disease - $500,000 policy limit;

Bodily injury by disease - $100,000 each employee.

(c) It is expressly understood and agreed, however, that the insurance coverage and limits stated in A and B above shall not in any way limit the liability of Licensee and that the required insurance shall be primary coverage. Any insurance Princeton may purchase will be excess and noncontributory. Licensee’s liability insurance will be endorsed to specifically name Princeton as an additional insured, extend to cover the indemnification pursuant to Article 18 and provide as primary coverage as to any other valid and collectible insurance.

(d) Licensee shall furnish Princeton with a certificate of insurance evidencing the coverage and limits required pursuant to A and B above. The liability certificate shall:

(i)                                     Provide for thirty (30) day advance written notice to Princeton of cancellation or material alteration of the policy;

(ii)                                  Indicate that Princeton has been endorsed as an additional insured under the coverages referred to above;

(iii)                               Include a provision that the insurance will be primary and any valid and collectible insurance or program of self-insurance carried or maintained by Princeton shall be excess and noncontributory.

16.3.                     Princeton shall promptly notify Licensee in writing of any claim or suit brought against Princeton in respect of which Princeton intends to invoke the provisions of Article 18. Licensee shall keep Princeton informed on a current basis of its defense of any claims pursuant to Article 18.

17. NOTICES

17.1.                                         Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, or by Fedex or other overnight carrier to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Licensee:	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799

In the case of Princeton:	Princeton University Office of Technology Licensing and Intellectual Property 4 New South Building Princeton, NJ 08544-0036 Attention: Director:

18. ASSIGNABILITY

18.1.                     This Agreement shall not be-assignable by either Party without the prior written consent of the other, except that any Party may assign this Agreement to any Affiliate, to a successor in interest (including the surviving company in any consolidation or merger), or to an assignee of substantially all the business and assets of such Party, or with respect to Licensee, to an assignee of all or substantially all of the business to which this Agreement relates.

19. LATE PAYMENTS

19.1.                     In the event any amounts due Princeton hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, Licensee shall pay to Princeton interest charges at a rate of eighteen (18) percent per annum or the highest rate permitted by law, if less than eighteen percent. Such interest shall be calculated from the date payment was due until actually received by Princeton.

20. WAIVER

20.1.                     It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

21. FAILURE TO PERFORM

21.1.                     In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

22. GOVERNING LAWS

22.1.                     THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

23. PREFERENCE FOR UNITED STATES INDUSTRY

23.1.                     If the U.S. Government sponsored the Invention in whole or in part, Licensee agrees that any products sold in the United States embodying this Invention or produced through the use thereof will, to the extent required by applicable law or regulation, be manufactured substantially in the United States.

24. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

24.1.                     If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

25. EXPORT CONTROL LAWS

25.1.                     Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

26. CONFIDENTIALITY

26.1.                     Licensee shall not use any Princeton confidential information except for the sole purpose of performing this Agreement, shall safeguard such information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and shall not disclose or permit the disclosure of such information to others (except to its employees, agents or consultants who are bound to Licensee and Princeton by a like obligation of confidentiality) and this Agreement may be distributed solely (a) to those employees, agents and independent contractors of Princeton and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Princeton to maintain or secure the benefits under policies of insurance, or (d) as may be required by law or regulation or by court or administrative agency order without the express written permission of Princeton, except that Licensee shall not be prevented from using or disclosing any such information:

(a) which Licensee can demonstrate by written records was previously known to it; or

(b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Licensee; or

(c) which is lawfully obtained by Licensee from sources independent of Princeton who were entitled to provide such information to Licensee.

(d) which is independently developed by Licensee as evidenced by written records.

(e) which is required by law or court or administrative agency order, or is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products.

26.2.                     The obligations of Licensee under Section 26.1 shall remain in effect for two (2) years from the date of termination or expiration of this Agreement.

26.3.                     Notwithstanding anything contained in this Agreement to the contrary, during such time as the Amgen Collaboration Agreement remains in effect, Licensee shall be permitted to disclose Princeton confidential information to Amgen, its affiliates and sublicensees so long as such parties are obligated to confidentiality provisions no less favorable than the ones contained herein.

26.4.                     Princeton shall not use except for the purposes allowed under this Agreement or disclose or permit the disclosure of any reports (including any audit reports under Section 8.1) provided by Licensee (or its Affiliates or sublicensees or, in the case of reports under Section 8.1, auditors) to Princeton under this Agreement to others (except to its employees, agents or consultants who are bound to Licensee and Princeton by a like obligation of confidentiality).

27. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

27.1.                     In the event either party receives notice pertaining to any patent included within Princeton Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, hereinafter, “the Act”), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an Abbreviated New Drug Application (“ANDA”) or a “paper” New Drug Application (“paper NDA”), or in the case of an infringement of Princeton Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

27.2                        Licensee shall have the sole and exclusive right to take action against such infringement as provided in the Act provided that the infringement occurred during the period that Licensee had exclusive rights to the Princeton Patents in the United States to the extent provided under Section 2.1 of this Agreement. Princeton hereby agrees that Licensee’s right to take action against such infringement under this Article 27 includes the right to assign or delegate any part of or all of such right to Amgen.

27.3                        The provisions of paragraphs 15.1 and 15.2 shall likewise apply to any legal action brought under this Article 27.

27.4                        Princeton hereby authorizes Licensee to include in any NDA for a Licensed Product a list of patents included within Princeton Patent Rights identifying Princeton as patent owner.

28. MISCELLANEOUS

28.1.                     The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2.                     This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

28.3.                     No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

28.4.                     This Agreement embodies the entire understanding of the parties and shall supersede all previous agreements (including the Prior Agreement), communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

28.5.                     In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

28.6.                     In the event Licensee’s current assets at any time become less than its current liabilities, or in the event Licensee is consistently unable to meet all of its debts over a three (3) month period, this Agreement is automatically suspended until Licensee’s financial condition improves to the reasonable satisfaction of Princeton, at which time the Agreement shall be reinstated, provided however, that the Agreement shall automatically terminate if (i) a voluntary or involuntary petition of bankruptcy is filed against Licensee, (ii) Licensee becomes insolvent, or (iii) the financial conditions which caused the suspension are not cured on a consistent basis within six (6) months of the commencement of the suspension. Notwithstanding anything contained in the foregoing to the contrary, if at any time during such time as the Amgen Collaboration Agreement remains in effect, any of the financial conditions of the Licensee described in this Section 28.6 exist, this Agreement shall not be suspended under this Section 28.6 but instead Princeton shall give Licensee a Notice of Default in accordance with Section 10.1 and an opportunity to cure such default; provided that such cure period shall be for a period of three (3) months. If Licensee fails to cure such default within the 3-month period, Princeton may proceed as set forth in Section 10.1.

28.7                        Princeton hereby acknowledges and agrees, in connection with the Amgen Collaboration Agreement, that Amgen shall be a third party beneficiary of this Agreement only with respect to the provisions of Section 10.1 and, as such, shall have the right to enforce the provisions of such Section 10.1 against Princeton.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, both Princeton and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

Princeton University

By:	/s/ John M. Gill	By:	/s/ [ILLEGIBLE]
	(Signature)		(Signature)

Name:	John M. Gill	Name:	[ILLEGIBLE]

Title:	President	Title:	Director Office of Research and Program Administration

Date:	10/6/2006	Date:	10/6/2006

APPENDIX A — Inventions & Princeton Patent Rights

Country	Appln/ Patent No.	Inventor(s)	Title	Filing Date	Assignee	Status
U.S.	60/236,574	Shi	Structural Basis of IAP Recognition by Smac/DIABLO	9/29/00	Princeton University	Expired
U.S.	60/256,830	Shi	Compositions for Promoting Apoptosis	12/20/00	Princeton University	Expired
PCT	PCT/US01/30567	Shi	Composition and Method for Regulating Apoptosis	9/28/01	Princeton University	Expired
U.S.	6,992,063 (09/965,967)	Shi	Composition and Method for Regulating Apoptosis	9/28/01	Princeton University	Issued
U.S.	11/141,638	Shi	Composition and Method for Regulating Apoptosis	1/12/06	Princeton University	Pending

U.S.	60/294,682		IAP Binding Peptides and Assays for Identifying Compounds that Bind IAP	5/31/01	Princeton University	Expired
U.S.	60/345,630		IAP Binding Peptides and Assays for Identifying Compounds that Bind IAP	1/03/02	Princeton University	Expired
U.S.	10/478,521	McLendon Kipp Case Shi	IAP Binding Peptides and Assays for Identifying Compounds that Bind IAP	5/31/02	Princeton University	Pending
PCT	US02/17342	McLendon Kipp Case Shi	IAP Binding Peptides and Assays for Identifying Compounds that Bind IAP	5/31/02	Princeton University	Expired and all National Phase Apps Abd.

U.S.	60/339,793	Shi	Modulation of Caspase Activity	10/26/01	Princeton University	Expired

U.S.	60/443,590	Shi	Caspase-9:BIR3 Domain of XIAP Complexes and Methods of Use	1/30/03	Princeton University	Expired
PCT	PCT/US2004/002730	Shi	Caspase-9:BIR3 Domain of XIAP Complexes and Methods of Use	1/30/04	Princeton University	Expired
U.S.	10/769,218	Shi	Caspase-9:BIR3 Domain of XIAP Complexes and Methods of Use	1/30/04	Princeton University	Pending

U.S.	60/446,903	McLendon	IAP-Binding Cargo Molecules and Peptidomimetics for use in Diagnostic and Therapentic Methods	2/12/03	Princeton University	Expired
PCT	PCT/US2004/004310	McLendon	IAP-Binding Cargo Molecules and Peptidomimetics for use in Diagnostic and Therapentic Methods	2/12/04	Princeton University	Expired
U.S.	10/777,946	McLendon	IAP-Binding Cargo Molecules and Peptidomimetics for use in Diagnostic and Therapentic Methods	2/12/04	Princeton University	Pending

26

U.S.	60/395,918	McLendon Kipp Case Shi	Additional IAP Binding Peptides and Assays for Identifying Compounds that Bind IAP	7/15/02	Princeton University	Expired
U.S.	10/512,723	McLendon Kipp Case Shi Semmelhack Albinjiak Wist.	IAP Binding Compounds	7/15/03	Princeton University	Pending
PCT	PCT/US03/22071	McLendon Kipp Case Shi Semmelhack Albinjiak Wist.	IAP Binding Compounds	7/15/03	Princeton University	Expired
EP	03764670.0	McLendon	IAP Binding Compounds		Princeton University	Pending

U.S.	60/588,050	McLendon Springs Wist	IAP Binding Compounds	7/15/04	Princeton	Expired

27

APPENDIX B - BUSINESS PLAN

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